Exhibit 99.1

Press release	Certegy Inc.
11720 Amber Park Drive
Suite 600
Alpharetta, Georgia 30004

Date: May 13, 2004	Phone: 678-867-8000
Fax: 678-867-8100

Contact: Mary Waggoner
Certegy Inc.
VP - Investor Relations
678-867-8004

FOR IMMEDIATE RELEASE

CERTEGY INC. NAMES LARRY J. TOWE PRESIDENT AND

CHIEF OPERATING OFFICER

Alpharetta, GA, May 13, 2004 – The Certegy Inc. (NYSE:CEY) Board of Directors today announced the appointment of Larry J. Towe as President and Chief Operating Officer. Lee Kennedy will continue in his current role as Chairman and Chief Executive Officer.

Towe has served as Certegy’s Executive Vice President and Chief Operating Officer since June 2001. He previously held the positions of Executive Vice President/Group Executive of Equifax Payment Services and Senior Vice President/General Manager of Equifax Card Solutions, International. Prior to joining Equifax in 1994, Mr. Towe was President of FBS Software.

In making the announcement Kennedy stated, “Larry’s strong leadership, extensive experience and numerous achievements have contributed significantly to Certegy’s success. His appointment as President is well deserved.”

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About Certegy Inc.

Certegy (NYSE:CEY) provides credit and debit processing, check risk management and check cashing services, merchant processing and e-banking services to over 6,500 financial institutions, 117,000 retailers and 100 million consumers worldwide. Headquartered in Alpharetta, Georgia, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia and New Zealand. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2003. For more information on Certegy, please visit www.certegy.com.